                                                                               .
                                                                               .
                                                                               .
                        EXHIBIT 99.3 FINANCIAL STATEMENTS


                                TABLE OF CONTENTS

Balance Sheet                                                      2
Income Statement                                                   3
Statement of Cash Flows                                            4
Statement of Shareholders' Equity                                  6
Notes to Consolidated Audited Financial Statements                 8

                             OMNICOMM SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,         DECEMBER 31,
                                                                                        2002                 2001
                                                                                    ------------         ------------
                                                       ASSETS
CURRENT ASSETS
     Cash                                                                           $    194,677         $    142,826
     Accounts receivable                                                                 274,540               65,705
     Prepaid expenses                                                                      8,959                2,095
                                                                                    ------------         ------------
     Total current assets                                                                478,176              210,626

PROPERTY AND EQUIPMENT, net                                                              261,736              421,512

OTHER ASSETS
     Intangible assets, net                                                                  -0-               48,452
     Other assets                                                                         12,997                5,500
                                                                                    ------------         ------------

TOTAL ASSETS                                                                        $    752,909         $    686,090
                                                                                    ============         ============

                                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable and accrued expenses                                          $  1,446,450         $  1,026,919
     Notes payable - current                                                             120,000              242,963
     Notes payable related party - current                                               106,000               98,322
     Deferred revenue                                                                    322,520               83,085
                                                                                    ------------         ------------
     Total current liabilities                                                         1,994,970            1,451,289

CONVERTIBLE DEBT                                                                         450,000            2,065,000
NOTES PAYABLE, net of current portion                                                    485,926              242,963
NOTES PAYABLE RELATED PARTY, net of current portion                                      196,644               98,322
                                                                                    ------------         ------------
TOTAL LIABILITIES                                                                      3,127,540            3,857,574
                                                                                    ------------         ------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)
     Undesignated preferred stock - $.001 par  value. 4,022,500 shares                       -0-                  -0-
     authorized, no shares issued and outstanding

     Series B convertible preferred stock, - $.001 par value. 230,000 shares                 200                  200
     authorized, 200,000 and 200,000 issued and outstanding, respectively;
     liquidation preference $2,000,000 and $2,000,000, respectively

     Series C convertible preferred stock, - $.001 par value. 747,500 shares                 308                  -0-
     authorized, 307,650 and -0- issued and outstanding, respectively;
     liquidation preference $3,076,500 and $-0-, respectively

     5% Series A convertible preferred stock - $0.001 par value, 5,000,000                 4,215                4,215
     shares authorized; 4,215,224 and 4,215,224 issued and outstanding, respectively; liquidation preference $4,215,224 and $4,215,224, respectively

     Common stock - 150,000,000 shares authorized, 12,018,719 and 8,323,697               12,640                8,944
     issued and outstanding, after deducting 669,777 and 620,951 shares of treasury stock, at $.001 par value, respectively
     Additional paid in capital - preferred                                            8,938,117            5,519,282
     Additional paid in capital - common                                              10,939,462            8,613,635
     Less: Treasury stock, cost method, 669,777 and 620,951 - shares,                   (298,794)            (293,912)
     respectively
     Accumulated deficit                                                             (21,897,111)         (16,932,609)
     Deferred compensation                                                               (72,528)             (90,099)
     Subscriptions receivable                                                             (1,140)              (1,140)
                                                                                    ------------         ------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                  (2,374,631)          (3,171,484)
                                                                                    ------------         ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                                $    752,909         $    686,090
                                                                                    ============         ============


                SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001


                                                        2002                 2001
                                                     -----------         -----------
REVENUES                                             $   437,698         $   170,522
COST OF SALES                                            288,790             194,108
                                                     -----------         -----------

GROSS MARGIN                                             148,908             (23,586)

OTHER EXPENSES

Salaries, benefits and related taxes                   1,620,663           1,829,385
Rent & occupancy expenses                                153,344             185,040
Consulting - medical advisory                            139,423              37,734
Consulting - marketing sales                                 582             (38,000)
Consulting - product development                             -0-              21,125
Legal and professional fees                              178,214             215,001
Travel                                                    34,548              66,205
Telephone and internet                                    82,421              97,018
Selling, general and administrative                      224,844              98,206
Asset impairment                                             -0-               9,127
Interest expense, net                                    938,639             918,834
Depreciation and amortization                            208,232             446,326
                                                     -----------         -----------
Total other expenses                                   3,580,910           3,886,001
                                                     -----------         -----------

(Loss) before taxes and preferred dividends           (3,432,002)         (3,909,587)

Income tax expense (benefit)                                 -0-                 -0-
                                                     -----------         -----------

Net income (loss)                                     (3,432,002)         (3,909,587)

Preferred stock dividends, including deemed
dividends of $1,411,475 and $3,383,168 for the
years ended December 31, 2002 and 2001, and
dividends in arrears of $84,958 and $-0- on the 5%
Series A Convertible Preferred Stock for the years
ended December 31, 2002 and 2001; $211,256 and
$51,256 on the Series B Convertible Preferred
Stock for the years ended December 31, 2002 and
2001, and $56,805 and $0 on the Series C
Convertible Preferred Stock for the years ended
December 31, 2002 and 2001                            (1,834,262)         (3,640,009)
                                                     -----------         -----------

Net income (loss) attributable to common
stockholders                                         $(5,266,264)        $(7,549,596)
                                                     ===========         ===========


Net (loss) per share                                 $     (0.63)        $     (0.95)
                                                     ===========         ===========
Weighted average number of shares outstanding          8,333,820           7,960,069
                                                     ===========         ===========


                SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                        AND NOTES TO FINANCIAL STATEMENTS

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

                                                                                           2002                 2001
                                                                                        -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                                  $(3,432,002)        $(3,909,587)
     Adjustment  to reconcile net income to net cash provided by (used in)
     operating activities:
     Depreciation and amortization                                                          208,232             446,326
     Common stock issued for services                                                       917,882             118,221
     Preferred stock issued for services                                                    100,000                 -0-
     Interest expense from beneficial conversion feature on 12% convertible note            646,000             508,835
     Amortization of deferred compensation                                                   17,571               5,590
     Interest expense on detachable warrants                                                    165             124,827
     Warrants issued in early lease termination                                                 -0-               4,396
     Asset impairment                                                                           -0-               9,127
     Change in assets and liabilities:
     Accounts receivable                                                                   (213,718)            (55,778)
     Prepaid expenses                                                                        (6,864)             (2,095)
     Intangible assets                                                                          -0-             (49,080)
     Other assets                                                                            (7,500)              5,500
     Accounts payable and accrued expenses                                                  298,507             (85,145)
     Deferred revenue                                                                       239,434              56,224
                                                                                        -----------         -----------
Net cash provided by (used in) operating activities                                      (1,232,293)         (2,822,639)
                                                                                        -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                                         -0-             (81,911)
                                                                                        -----------         -----------
Net cash provided by (used in) operating activities                                             -0-             (81,911)
                                                                                        -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from convertible notes, net of issuance costs                                      -0-             794,900
Payments on notes payable                                                                    (4,888)            (60,000)
Proceeds from notes payable                                                                 230,888             490,000
Proceeds from issuance of common stock                                                          -0-               4,200
Issuance of Series C convertible preferred stock, net of issuance costs                   1,058,144           1,711,318
Proceeds from stock option exercise                                                             -0-              16,000
                                                                                        -----------         -----------
Net cash provided by (used in) financing activities                                       1,284,144           2,956,418
                                                                                        -----------         -----------

Net increase (decrease) in cash and cash equivalents                                         51,851              51,868
Cash and cash equivalents at beginning of period                                            142,826              90,958
                                                                                        -----------         -----------
Cash and cash equivalents at end of period                                              $   194,677         $   142,826
                                                                                        ===========         ===========

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                                                   FOR THE YEARS ENDED
                                                                                        DECEMBER 31,
                                                                                    2002             2001
                                                                                 ----------        --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:

Income tax                                                                       $      -0-        $    -0-
                                                                                 ==========        ========
Interest                                                                         $   11,280        $ 50,363
                                                                                 ==========        ========

NON-CASH TRANSACTIONS
Conversion of convertible notes payable into shares of common stock              $      -0-        $ 12,500
Common stock issued in exchange for notes payable and accrued interest           $  361,576        $379,666
Common stock issued for services and in lieu of pay                              $   22,401        $118,221
Conversion of notes payable into 12% convertible notes                           $      -0-        $760,000
Shares issued as collateral for a note payable                                   $      -0-        $ 75,000
Conversion of Series A preferred stock into shares of common stock               $      -0-        $ 45,000
Convertible notes payable issued for accrued expenses                            $      -0-        $ 60,000
Preferred stock issued in exchange for convertible notes payable                 $1,615,000        $    -0-
Common stock issued for accrued preferred stock dividends                        $  533,904        $    -0-
Treasury stock repurchase of common stock for accounts receivable                $    4,883        $    -0-


                SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS

                             OMNICOMM SYSTEMS, INC.
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
               FOR THE PERIOD JANUARY 1, 2000 TO DECEMBER 31, 2002

                                                                                        Preferred Stock
                                                                  --------------------------------------------------------------
                                                                      5% Series A Convertible        8% Series B Convertible
                                                                  ------------------------------  ------------------------------
                                   Common Stock        Addi-
                              ---------------------   tional                 $0.001   Additional  Number              Additional
                                Number     $ 0.001    Paid In       Number     Par       Paid       of      $ 0.001     Paid In
                              of Shares   Par Value   Capital     of Shares   Value    Capital    Shares   Par Value   Capital
                              ----------  ---------  -----------  ---------  -------  ----------  -------  ---------  ----------
Balances at
December 31, 2000              7,353,627      7,975    3,767,675  4,260,224    4,260   3,852,919       --         --          --
                              ----------  ---------  -----------  ---------  -------  ----------  -------  ---------  ----------

Issuance of shares                90,000         90       74,910

Conversion of preferred
stock to common stock             30,000         30       44,970    (45,000)     (45)    (44,955)

Conversion of convertible
notes payable to
common stock, net of
issuance costs of $2,890          10,000         10        9,600

Exercise of stock options         20,000         20       15,980

Stock issued in lieu of pay
and for trade payables           170,451        170      118,051

Conversion of notes
payable to common stock          636,494        636      313,157

Issuance of common stock          13,125         13        4,187

Issuance of Series B
preferred stock, net of
issuance costs of $288,482                                                                        200,000        200   1,711,318

Deferred compensation
on stock warrant issued                                   95,689

Amortization of
deferred compensation

Interest expense on
detachable stock
warrants                                                 124,827

Interest expense
from beneficial
conversion feature
on 12% Conv. Notes                                       508,835

Rent expense on
stock warrants issued
lieu of payment                                            4,396

Debt acquisition costs
on stock warrants
issued to placement
agent for 12%
convertible notes                                        148,190

Net loss for the year
ended
December 31, 2001

Dividends on preferred
stock including
$3,383,168 in
deemed dividends                      --         --    3,383,168         --       --          --       --         --          --
                              ----------  ---------  -----------  ---------  -------  ----------  -------  ---------  ----------
Balances at
December 31, 2001              8,323,697      8,944    8,613,635  4,215,224    4,215   3,807,964  200,000        200   1,711,318

                                    Preferred Stock
                              ------------------------------
                                 8% Series C Convertible
                              ------------------------------                                                        Total
                                                                                         Subscr-
                                          $0.001  Additional                 Deferred    iption                  Shareholders'
                                Number     Par       Paid     Accumulated     Compen-       Re-      Treasury       Equity
                              of Shares   Value     Capital     Deficit       sation     ceivable     Stock        (Deficit)
                              ---------   ------  ----------  ------------   ---------   --------   ----------   -------------
Balances at
December 31, 2000                     --      --          --    (9,434,270)         --     (1,140)    (293,912)    (2,096,493)
                              ----------  ------  ----------  ------------   ---------   --------   ----------   ------------

Issuance of shares                                                                                                     75,000

Conversion of preferred
stock to common stock                                                                                                     (0)

Conversion of convertible
notes payable to
common stock, net of
issuance costs of $2,890                                                                                                9,610

Exercise of stock options                                                                                              16,000

Stock issued in lieu of pay
and for trade payables                                                                                                118,221

Conversion of notes
payable to common stock                                                                                               313,793

Issuance of common stock                                                                                                4,200

Issuance of Series B
preferred stock, net of
issuance costs of $288,482                                                                                          1,711,518

Deferred compensation
on stock warrant issued                                                        (95,689)                                    --

Amortization of
deferred compensation                                                            5,590                                  5,590

Interest expense on
detachable stock
warrants                                                                                                              124,827

Interest expense
from beneficial
conversion feature
on 12% Conv. Notes                                                                                                    508,835

Rent expense on
stock warrants issued
lieu of payment                                                                                                         4,396

Debt acquisition costs
on stock warrants
issued to placement
agent for 12%
convertible notes                                                                                                     148,190

Net loss for the year
ended
December 31, 2001                                               (3,909,587)                                        (3,909,587)

Dividends on preferred
stock including
$3,383,168 in
deemed dividends                      --      --          --    (3,588,752)         --         --           --       (205,584)
                              ----------  ------  ----------  ------------   ---------   --------   ----------   ------------
Balances at
December 31, 2001                     --      --          --   (16,932,609)    (90,099)    (1,140)    (293,912)    (3,171,484)


                             OMNICOMM SYSTEMS, INC.
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
               FOR THE PERIOD JANUARY 1, 2000 TO DECEMBER 31, 2002

                                                                                        Preferred Stock
                                                                  --------------------------------------------------------------
                                                                      5% Series A Convertible        8% Series B Convertible
                                                                  ------------------------------  ------------------------------
                                   Common Stock        Addi-
                              ---------------------   tional                 $0.001   Additional  Number              Additional
                                Number     $ 0.001    Paid In       Number     Par       Paid       of      $ 0.001     Paid In
                              of Shares   Par Value   Capital     of Shares   Value    Capital    Shares   Par Value   Capital
                              ----------  ---------  -----------  ---------  -------  ----------  -------  ---------  ----------
Amortization of
deferred compensation

Issuance of Series C
preferred stock, net of
issuance costs of $303,356

Interest expense on
detachable stock
warrants                                                     166

Conversion of 12%
Convertible Notes to
Convertible Series C
Preferred Stock

Net loss for the period
ended
December 31,

Stock issued in lieu of pay      113,100        113       22,288

Stock issued in lieu of
interest payable -
Convertible 12% note
payable                        1,446,306      1,447      360,130

Stock issued in lieu of
dividends payable -
5% Convertible Series A
Preferred Stock                2,135,616      2,136      531,768

Treasury stock
reacquired in settlement
of accounts receivable

Dividends on preferred
stock including
$1,411,475 in
deemed dividends                      --         --    1,411,475         --       --          --       --                     --
                              ----------  ---------  -----------  ---------  -------  ----------  -------  ---------  ----------
Balances at
December 31,                  12,018,719  $  12,640  $10,939,462  4,215,224  $ 4,215  $3,807,964  200,000  $     200  $1,711,318
                              ==========  =========  ===========  =========  =======  ==========  =======  =========  ==========
                                    Preferred Stock
                              ------------------------------
                                 8% Series C Convertible
                              ------------------------------                                                        Total
                                                                                         Subscr-
                                          $0.001  Additional                 Deferred    iption                  Shareholders'
                                Number     Par       Paid     Accumulated     Compen-       Re-      Treasury       Equity
                              of Shares   Value     Capital     Deficit       sation     ceivable     Stock        (Deficit)
                              ---------   ------  ----------  ------------   ---------   --------   ----------   -------------
Amortization of
deferred compensation                                                           17,571                                 17,571

Issuance of Series C
preferred stock, net of
issuance costs of $303,356       146,150     146   1,157,997                                                        1,158,143

Interest expense on
detachable stock
warrants                                                                                                                  166

Conversion of 12%
Convertible Notes to
Convertible Series C
Preferred Stock                  161,500     162   2,260,838                                                        2,261,000

Net loss for the period
ended
December 31,                                                    (3,432,002)                                        (3,432,002)

Stock issued in lieu of pay                                                                                            22,401

Stock issued in lieu of
interest payable -
Convertible 12% note
payable                                                                                                               361,577

Stock issued in lieu of
dividends payable -
5% Convertible Series A
Preferred Stock                                                                                                       533,904

Treasury stock
reacquired in settlement
of accounts receivable                                                                                  (4,882)        (4,882)

Dividends on preferred
stock including
$1,411,475 in
deemed dividends                      --      --          --    (1,532,500)         --         --           --       (121,025)
                              ----------  ------  ----------  ------------   ---------   --------   ----------   ------------
Balances at
December 31,                     307,650  $  308  $3,418,835  $(21,897,111)  $ (72,528)  $ (1,140)  $ (298,794)  $ (2,374,631)
                              ==========  ======  ==========  ============   =========   ========   ==========   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


NOTE 1:           ORGANIZATION AND NATURE OF OPERATIONS

                  OmniComm Systems, Inc. is a healthcare technology company that provides Web-based electronic data capture ("EDC") solutions and related value-added services to pharmaceutical and biotech companies, clinical research organizations, and other clinical trial sponsors. Our Internet-based TrialMaster(R) software allows clinical trial sponsors and investigative sites to securely collect, validate, transmit, and analyze clinical study data. The Medical Event Reporting System (MERS-TH) is an event reporting system developed for hospitals and medical centers to collect, classify, and analyze events that could potentially compromise patient safety. MERS-TH provides the opportunity to study and monitor both actual and near-miss events to facilitate process improvement efforts. MERS-TH was developed in conjunction with Columbia University and will be marketed by both of us to hospital and medical centers in the U.S. and Europe initially.

NOTE 2:           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

                  The Company's accounts include those of its two wholly owned subsidiaries, OmniCommerce and OmniTrial B.V and have been prepared in conformity with (i) generally accepted accounting principles; and (ii) the rules and regulations of the United States Securities and Exchange Commission. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

                  ESTIMATES IN FINANCIAL STATEMENTS

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

                  RECLASSIFICATIONS

                  Certain reclassifications have been made in the 2001 financial statements to conform to the 2002 presentation. These reclassifications did not have any effect on net income (loss) or shareholders' equity.

                  SEGMENT INFORMATION

                  The Company operates in one reportable segment.

                  CASH AND CASH EQUIVALENTS

                  Cash equivalents consist of highly liquid, short-term investments with maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

                  ACCOUNTS RECEIVABLE

                  Accounts receivable are judged as to collectibility by management and an allowance for bad debts is established as necessary. As of each balance sheet date, no reserve was considered necessary.

                  CONCENTRATION OF CREDIT RISK

                  Accounts receivable subject the Company to its highest potential concentration of credit risk. The Company reserves for credit losses. The Company does not require collateral on trade accounts receivables. During 2002, CV Therapeutics accounted for approximately 44%, the Children's Research Institute for 13%, Guidant Cardiac Surgery 11% and IVAX Research for 9% of our net sales.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  PROPERTY AND EQUIPMENT

                  Property and equipment are recorded at cost. Additions and betterments are capitalized; maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is 5 years for leasehold improvements, equipment and furniture and 3 years for software. Gains or losses on disposal are charged to operations.

                  INTANGIBLE AND OTHER ASSETS

                  Intangible assets are amortized on a straight-line basis over periods ranging from one to five years. The Company continually reviews the recoverability of the carrying value of these assets using the methodology prescribed in SFAS 121. The Company also reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. If it is determined the carrying amount of the assets is permanently impaired then intangible assets are written down to fair value and the useful life of the asset may be changed prospectively. Fair value is determined based on discounted cash flows, appraised values or management's estimates, depending upon the nature of the assets. As of December 31, 2002, management believes no revision to the remaining useful lives or write-down of intangible assets is required.

                  DEFERRED REVENUE

                  Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation. The Company had $322,520 in deferred revenues relating to contracts for services to be performed over periods ranging from 4 months to 5 years.

                  REVENUE RECOGNITION POLICY

                  OmniComm's revenue model is transaction-based and can be implemented either as an ASP (application service provider) or licensed for implementation by a customer such as a pharmaceutical company. Revenues are derived from the set-up of clinical trial engagements; on-going maintenance fees incurred throughout the duration of an engagement; fees for report writing and change orders. The clinical trials that are conducted using TrialMaster can last from a few months to several years. Most of the fees associated with our product including post-setup customer support in the form of maintenance charges are recognized ratably over the term of the clinical trial. Cost of sales is primarily comprised of programmer salaries and taxes and is expensed as incurred.

                  The Company recognizes sales, for both financial statement and tax purposes in accordance with SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements (SAB
                  101)". SAB 101 requires that revenues be recognized ratably over the life of a contract. In accordance with SAB 101 the Company will periodically record deferred revenues relating to advance payments in contracts. The Company had $322,520 in deferred revenue relating to contracts for services to be performed over periods ranging from 4 months to 4 years.

                  ADVERTISING

                  Advertising costs are expensed as incurred. Advertising costs were $13,008 and $10,293 for the periods ended December 31, 2002 and 2001, respectively.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  RESEARCH AND DEVELOPMENT EXPENSES

                  Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 ("SFAS 86") requires the capitalization of certain development costs of software to be sold once technological feasibility is established, which the Company defines as completion to the point of marketability. The capitalized cost is then amortized on a straight-line basis over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs under SFAS 86. Research and development expense was approximately $465,422 in 2002 and $392,401 in 2001 for the years ended December 31, respectively.

                  STOCK OPTIONS

                  The Company uses the intrinsic-value method of accounting for stock-based awards granted to employees and, accordingly, does not recognize compensation expense for its stock-based awards to employees in the Consolidated Statements of Income. See
                  Note 13 for pro forma information on the impact of the fair-value method of accounting for stock options.

                  STOCK BASED COMPENSATION

                  Stock-based compensation is recognized using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". For disclosure purposes, pro forma net loss and loss per common share are provided in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", as if the fair value method had been applied.

                  EARNINGS PER SHARE

                  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previously utilized fully diluted earnings per share calculation method.

                  Basic earnings per share were calculated using the weighted average number of shares outstanding of 8,333,820 and 7,960,069 for the years ended December 31, 2002 and 2001, respectively. There were no differences between basic and diluted earnings per share. Options to purchase 2,785,039 shares of common stock at prices ranging from $.15 to $5.50 per share were outstanding at December 31, 2002. Stock warrants to purchase 17,748,428 shares of common stock at prices ranging from $0.25 to $10.00 per share were outstanding at December 31 2002. The Company granted a Unit Purchase Option ("Agent Option") to the Placement Agent of its Series B Convertible Preferred Stock that provides the Placement Agent the ability to purchase 27,000 Series B Preferred Shares with 1,080,000 detachable common stock warrants. The exercise of the Agent Option would result in the issuance of an aggregate of 2,160,000 shares of common stock at an exercise price of $0.25 per share. The options, warrants and Agent Options were not included in the computation of diluted earnings per share because they have an anti-dilutive effect on net loss per share. The Company's convertible debt and convertible preferred stock have an anti-dilutive effect on net loss per share.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  INCOME TAXES

                  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

                  Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

                  IMPACT OF NEW ACCOUNTING STANDARDS

                  In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). They also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long Lived Assets" ("SFAS 143"), and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), in August and October 2001, respectively. Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.", was issued in April 2002. Also during 2002, Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FAS 123" were issued in June and December 2002, respectively.

                  SFAS 141 requires all business combinations initiated after September 30, 2001 be accounted for under the purchase method. SFAS 141 supersedes APB Opinion No. 16, "Business Combination's", and Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies" of purchased Enterprises, and is effective for all business combinations initiated after September 30, 2001.

                  SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rules, the Company is no longer required to amortize goodwill and other intangible assets with indefinite lives, but will be subject to periodic testing for impairment. SFAS 142 supercedes APB Opinion No. 17, "Intangible Assets". The Company expects that SFAS 142 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company adopted SFAS 142 on January 1, 2002.

                  SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective in fiscal years beginning after September 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company adopted SFAS 143 effective January 1, 2002.

                  SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144, supersedes Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  Infrequently Occurring Events and Transactions". The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted, and in general are to be applied prospectively. The Company adopted SFAS 144 effective January 1, 2002 and does not expect that the adoption will have a material impact on its consolidated results of operations and financial position.

                  In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item. Under SFAS No. 145, such gains and losses should be classified as extraordinary only if they meet the criteria of APB Opinion No. 30. In addition, SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption of SFAS No. 145, which will become effective after May 2002 to have a material effect on its financial condition or results of operations.

                  In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)". SFAS No. 146 replaces Issue 94-3. The provisions of SFAS No. 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this pronouncement to have a material effect on the earnings or financial position of the Company.

                  On December 31, 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FAS 123". This statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of FAS 148 are effective for fiscal years ending after December 15, 2002. The Company does not expect the adoption to have a material effect on the earnings or financial position of the Company.

NOTE 3:           OPERATIONS AND LIQUIDITY

                  We have experienced negative cash flow from operations since 1999 and have funded our activities to date primarily from debt and equity financings. We will continue to require substantial funds to continue our research and development activities and to market, sell and commercialize our technology. We will need to raise substantial additional capital to fund our future operations. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by companies developing and commercializing new technologies; the progress of our research and development activities; the rate of technological advances; determinations as to the commercial potential of our technology under development; the status of competitive technology; the establishment of collaborative relationships; the success of our sales and marketing programs; and other changes in economic, regulatory or competitive conditions in our planned business.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  Estimates about the adequacy of funding for our activities are based upon certain assumptions, including assumptions that the research and development programs relating to our technology can be conducted at projected costs and that progress towards the commercialization of our technology will be timely and successful. There can be no assurance that changes in our research and development plans, acquisitions or other events will not result in accelerated or unexpected expenditures.

                  To satisfy our capital requirements, we will seek additional financing through debt and equity financings. There can be no assurance that any such fundings will be available to us on favorable terms or at all. If adequate funds are not available when needed, we may be required to delay, scale back or eliminate some or all of our research and product development and marketing programs. If we are successful in obtaining additional financings, the terms of such financings may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common and preferred stock.

                  The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the periods ending December 31, 2002, there is doubt about the Company's ability to continue as a going concern.

NOTE 4:           INTANGIBLE ASSETS AND GOODWILL

                  Included in Intangible Assets are the following assets:

                                                             DECEMBER 31, 2002
                                                                       ACCUMULATED
                                                           COST       AMORTIZATION
                                                           ----       ------------
                  Covenant not to compete               $120,000        $120,000
                  Software development costs              87,500          87,500
                  Organization costs                         539             539
                  Debt acquisition costs                 301,888         301,888
                                                        --------         -------
                                                        $509,927        $509,927
                                                        ========        ========


                                                             DECEMBER 31, 2001
                                                                       ACCUMULATED
                                                           COST       AMORTIZATION
                                                           ----       ------------
                  Covenant not to compete               $120,000        $120,000
                  Software development costs              87,500          87,500
                  Organization costs                         539             539
                  Debt acquisition costs                 301,888         253,436
                                                        --------        --------
                                                        $509,927        $461,475
                                                        ========        ========

                  The covenant not to compete and the software development costs were acquired as a result of the acquisition of Education Navigator, Inc. (EdNav) on September 26, 1998. The covenant was for a two-year period and was being amortized ratably over that time. The software development costs were capitalized and were amortized ratably over a three-year period, as that was the expected life of the various products.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  During the year ended December 31, 2001, the Company issued Convertible Notes with gross proceeds totaling $1,615,000. The Company recorded total debt acquisition fees of $218,440 of which $70,250 were to be paid in cash and $148,190 were deemed additional compensation derived from 323,000 stock warrants issued to the placement agent as additional compensation. The debt acquisition costs were amortized ratably over the term of the notes. Amortization expense of the debt acquisition costs totaled $48,552 for the year ended December 30, 2002. Approximately $2,890 of the debt acquisition costs were reclassified as stock issuance costs in connection with the conversion of $12,500 (original cost) of the convertible notes into common stock of the Company during 2001.

NOTE 5:           PROPERTY AND EQUIPMENT, AT COST

                  Property and equipment consists of the following:

                                                DECEMBER 31, 2002               DECEMBER 31, 2001
                                                         ACCUMULATED                     ACCUMULATED       ESTIMATED
                                             COST        DEPRECIATION        COST        DEPRECIATION    USEFUL LIVES
                                           --------      ------------      --------      ------------    ------------
                  Computer and
                  office equipment         $420,298        $253,416        $420,298        $169,408        5 years
                  Leasehold
                  improvements                3,299           1,392           3,299             734        5 years
                  Computer software         260,287         183,989         260,287         117,349        3 years
                  Office furniture           42,350          25,701          42,350          17,231        5 years
                                           --------        --------        --------        --------
                                           $726,234        $464,498        $726,234        $304,722
                                           ========        ========        ========        ========

                  Depreciation expense for the periods ended December 31, 2002 and 2001 was $159,776 and $146,879 respectively.

NOTE 6:           ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                  Accounts payable and accrued expenses consist of the following at December 31, 2002 and December 31, 2001:

                                                                         12/31/02       12/31/01
                                                                        ----------     ----------
                  Accounts payable                                      $  431,736     $  155,531
                  Accrued payroll and related costs                        473,384         41,818
                  Other accrued expenses                                   293,233         77,083
                  Accrued interest                                         120,578        212,089
                  Accrued dividends                                            -0-        412,879
                  Accrued expenses of OmniTrial BV                         127,519        127,519
                                                                        ----------     ----------
                       Total accounts payable and accrued expenses      $1,446,450     $1,026,919
                                                                        ==========     ==========

                  Other accrued expenses consist primarily of placement agent fees and expenses due on private placements of our debt and equity securities that occurred during 2000, 2001 and 2002 and accrued legal fees associated with the sale of Series C Convertible Preferred Stock. Accrued payroll and related costs includes approximately $433,288 in past due payroll taxes accrued fiscal 2002 that the Company had not paid as of December 31, 2002, but are considered legal obligations of the Company. See Note 16 Subsequent Events for further information regarding the past due employment taxes.

NOTE 7:           EARNINGS PER SHARE

                  Basic earnings per shares ("EPS") is computed by dividing income available to common shareholders (which for the Company equals its net loss) by the weighted average number of common shares outstanding, and dilutive EPS adds the dilutive effect of stock options and other common stock equivalents. Antidilutive shares aggregating 46,169,616 have been omitted from the calculation of dilutive EPS for the period ended December 31, 2002. A reconciliation between numerators and denominators of the basic and diluted earnings per shares is as follows:

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                                           YEAR ENDED DECEMBER 31, 2002                 YEAR ENDED DECEMBER 31, 2001
                                     --------------------------------------    ----------------------------------------
                                       INCOME         SHARES      PER-SHARE     INCOME           SHARES       PER-SHARE
                                      NUMERATOR     DENOMINATOR     AMOUNT      NUMERATOR      DENOMINATOR      AMOUNT
                                     -----------    -----------   ---------    -----------     -----------    ---------
                  Basic EPS          $(5,266,264)    8,333,820     $  (0.62)   $(7,549,596)     7,960,069      $  (0.95)

                  Effect of
                  Dilutive
                  Securities
                  None                       -0-           -0-          -0-            -0-            -0-           -0-
                                     -----------     ---------     --------    -----------      ---------      --------
                  Diluted EPS        $(5,266,264)    8,333,820     $  (0.62)   $(7,549,596)     7,960,069      $  (0.95)


NOTE 8:           NOTES PAYABLE

                  At December 31 2002, the Company owed $908,571 in notes payable. The table below provides details as to the terms and conditions of the notes payable.

                                             ORIGINATION       DUE       INTEREST                   SHORT        LONG
                     NOTE HOLDER                 DATE          DATE        RATE        AMOUNT       TERM         TERM
                     -----------             -----------       ----      --------      ------       -----        ----
                  Guus van Kesteren            8/30/2001    10/31/2004     8.0%       $196,644     $   -0-     $196,644
                  Magnolia Private Fnd         8/30/2001    10/31/2004     8.0%        209,534         -0-     $209,534
                  Magnolia Private Fnd         8/30/2001    10/31/2004     8.0%        276,392         -0-      276,392
                  Nico Letschert               7/31/2002     7/31/2003     0.0%         10,000      10,000          -0-
                  Nico Letschert                9/3/2002     5/31/2003     0.0%         10,000      10,000          -0-
                  Randy Smith                 11/25/2002     3/25/2003     0.0%          6,000       6,000          -0-
                  Guus van Kesteren           12/26/2002     3/26/2003     9.0%         50,000      50,000          -0-
                  Cornelis Wit                12/30/2002     3/30/2003     9.0%         50,000      50,000          -0-
                  Guy Brissette               12/30/2002     3/30/2003     9.0%        100,000     100,000          -0-
                                                                                      --------    --------     --------
                                                                                      $908,570    $226,000     $682,570
                                                                                      ========    ========     ========

                  Promissory notes totaling $682,570 were amended and restated on December 31, 2002,, with new terms which included an extension of the maturity date to October 31, 2004 with one half of the principal payable upon the closing of any financing by the Company resulting in gross proceeds in excess of $2,000,000.

                  RELATED PARTY NOTES PAYABLE

                  At December 31, 2002, the Company owed $302,644 in related party notes payable. Included in this amount is a $196,644 promissory note that was amended and restated on December 31, 2002 with new terms which include an extension of the maturity date to October 31, 2004 with one half of the principal payable upon the closing of any financing by the Company resulting in gross proceeds in excess of $2,000,000.

                  During March 2002, the Company borrowed $2,341 from Randall Smith, the Company's Chairman and Chief Technology Officer. This amount was repaid without interest on April 12, 2002. In addition, the Company borrowed $6,000 from Mr. Smith on November 25, 2002 and this amount remained outstanding at December 31, 2002.

                  During April 2002, the Company borrowed $1,500 from Ronald Linares, the Company's Chief Financial Officer. This amount was repaid without interest on May 1, 2002.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  During December 2002, the Company borrowed $50,000 from Cornelis Wit, the Company's President and Chief Executive Officer and a Director. This amount remained outstanding at December 31, 2002.

                  During December 2002, the Company borrowed $50,000 from Guus van Kesteren, a Director of the Company. This amount remained outstanding at December 31, 2002.

NOTE 9:           CONVERTIBLE NOTES

                  During the first quarter of 1999, the Company issued 10% Convertible Notes Payable in the amount of $862,500 pursuant to a Confidential Private Placement Memorandum. There were costs of $119,625 associated with this offering. The Company also granted the agent the option to purchase 250,000 common shares at $.001 per share. The agent exercised the option. The net proceeds to the Company were $742,875. The notes bear interest at ten percent annually, payable semi-annually. The notes are convertible after maturity, which is five years, into shares of common stock of the Company at $1.25 per share. As of December 30, 2001 approximately $412,500 of the Convertible Notes had been converted into 330,000 shares of common stock of the Company leaving an outstanding balance of $450,000.

                  The Company is currently in default on interest payments owed totaling $33,573 on its 10% Convertible Notes. The terms of the notes provide a payment grace period of thirty days in which to make required semi-annual interest payments. The company was in default effective January 30, 2002.

                  During the first six months of 2001, the Company issued 12% Convertible Notes Payable in the amount of $1,615,000 pursuant to a Confidential Private Placement Memorandum. There were costs of $218,440 associated with the offering of which $148,190 is attributable to warrants issued to the placement agent as additional compensation that were valued using the Black-Scholes method. The net proceeds to the Company were $1,484,750 with the cash compensation costs of $70,250 accrued at December 31, 2002, and $60,000 of accrued expenses due to the placement agent converted as part of the private placement of the 12% Convertible Notes Payable. The notes bear interest at twelve percent annually, payable at maturity. The notes are convertible after maturity, which is January 31, 2002, into shares of common stock of the Company at $0.50 per share. EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", requires Company's to record interest expense on convertible debt that is issued with an embedded beneficial conversion feature, or in the money at the date the investor is committed to purchase the convertible securities. The Company valued the 12% Convertible Notes Payable utilizing the intrinsic value method and recorded $508,835 in interest expense with a corresponding credit to additional paid-in capital.

                  The Company completed a conversion of its 12% Convertible Notes on December 31, 2002. The Company converted the principal amount outstanding of $1,615,000 into Units of its Series C Convertible Preferred Stock resulting in the issuance of 161,500 shares of the Series C Preferred with 3,230,000 attached common stock warrants providing the shareholder the right to purchase additional shares at $0.25 per share. In addition, the outstanding accrued interest on the 12% Convertible Notes, which totaled $361,576 on December 31, 2002, resulted in the issuance of 1,446,306 shares of common stock.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


NOTE 10:          COMMITMENTS AND CONTINGENCIES

                  The Company currently leases office space under operating leases. The minimum future lease payments required under the Company's operating leases at December 31, 2002 are as follows:

                          2003                 $ 98,060
                          2004                   44,550
                          2005                        0
                          2006                        0
                          2007                        0
                                               --------
                          Total                $142,610
                                               ========

                  In addition, to annual base rental payments, the Company pays for the operating expenses associated with its leased office space and is responsible for any escalation in operating expenses as determined in the lease. Rental expense was $153,344 and $185,040 for the years ended December 31, 2002 and 2001.

                  CONTINGENT LIABILITIES

                  On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee. The Company claimed that certain assets in the possession of OmniTrial were paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee rejected that claim and told the Company that as part of the OmniTrial bankruptcy estate the assets would be sold to diminish any deficiency of the estate. On July 5, 2001 the Company signed a settlement agreement providing for the return of the assets to the Company in exchange for a payment of $10,000 that was made on or about July 5, 2001. The Company does not expect to incur any additional liability in this bankruptcy proceeding.

                  In January 2001, a former employee, Eugene A. Gordon, filed a lawsuit in Dade County, Florida alleging breach of his employment contract with us. The plaintiff alleged we owed him more than $100,000 for back payment of salary according to the terms of his employment contract. We disputed Mr. Gordon's allegations and vigorously defended this lawsuit. As part of its defense, the Company filed a counterclaim against Mr. Gordon and a counter-suit against his wife. The parties entered into a settlement agreement on August 19, 2002. The parties subsequently filed and the court accepted a Joint Stipulation for Dismissal With Prejudice on September 6, 2002.

                  On February 2, 2001, an advertising firm, Wray Ward Laseter filed a lawsuit in the Superior Court of North Carolina against the Company. The plaintiff alleged claims totaling approximately $84,160 against the Company for fees associated with advertising, marketing and public relations services provided between March and September 2000. On or about April 27, 2001, the Company and Wray Ward Laseter entered into a settlement agreement which provided that the plaintiff dismiss the lawsuit with prejudice and release its claims against the Company in return for a series of payments totaling $66,000. The Company made all required payments under the settlement agreement. Wray Ward Laseter filed and the Superior Court accepted on November 30, 2001 a Stipulation of Dismissal.

                  On February 16, 2001, a staffing agency, Temp Art, Inc. filed a lawsuit in the County Court in and for Miami-Dade County, Florida. The plaintiff alleged the Company breached its contract and owed approximately $13,126 for back payment of services rendered plus interest and costs. On September 25, 2001, the Company and Temp Art entered into a settlement agreement that provided that the plaintiff dismiss the lawsuit with prejudice and release its claims against the Company in return for a payment of $15,700. The Company made the required payment on September 25, 2001 and a Voluntary Dismissal was entered by the County Court on October 5, 2001.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  EMPLOYMENT AGREEMENTS

                  During 2001, the Company entered into three-year employment agreements with its Chairman/Chief Technology Officer and Chief Financial Officer with compensation for up to six months if terminated under certain conditions. Under separate stock option agreements entered into concurrently with their employment agreements, the Chairman/Chief Technology Officer and Chief Financial Officer were granted incentive stock options to purchase 210,000 shares of common stock at the market price per share respectively.

                  During June 2002, the Company entered into a one-year employment agreement with its President and Chief Executive Officer. The Company concurrently entered into stock options agreements that provide for 50,000 options to be issued at the time of execution with additional options issued based on the achievement of certain operating parameters that include revenue and operating cash flow performance.

                  FINANCIAL ADVISORY AGREEMENT

                  During March 2002, the Company entered into a one-year financial advisory agreement with Noesis Capital to assist the Company in performing certain financial advisory services including the sale of securities, and the possible sale, merger or other business combination involving the Company. Pursuant to this agreement, the Company is obligated to pay $90,000 in professional fees during the one-year term of the agreement. The advisory agreement was extended for a twelve month term effective December 23, 2002.

NOTE 11:          RELATED PARTY TRANSACTIONS

                  Cornelis F. Wit, our President and Chief Executive Officer and a member of our Board of Directors, is a consultant to Noesis Capital Corp. and served as President of Corporate Finance of Noesis Capital Corp. from March 1995 to September 2000. Noesis Capital Corp. has served as placement agent for us in three private placements of securities which occurred between September 1999 and December 2002. Guus van Kesteren, a member of our Board of Directors, is a consultant for Noesis Capital Corp.

                  In December 1999, we entered into a consulting agreement with Messrs. van Kesteren and Wit, each of whom is a member of our Board of Directors, providing that we will compensate each of these individuals for sales leads or contacts developed by them in connection with our TrialMaster system. For the periods ended December 30, 2001 and 2002, no compensation was earned by either Mr. van Kesteren or Mr. Wit under this agreement. This agreement was terminated upon mutual agreement of OmniComm and Messrs. Wit and van Kesteren effective June 30, 2002.

                  On April 5, 2002, Cornelis F. Wit, President and Chief Executive Officer and a Director of the Company, invested $10,000 in a private placement of our Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into shares of the Company's common stock at a conversion price of $0.25 per share and carries a stated dividend rate of 8% per annum.

                  On April 5, 2002, Guus van Kesteren a Director of the Company, invested $10,000 in a private placement of our Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into shares of the Company's common stock at a conversion price of $0.25 per share and carries a stated dividend rate of 8% per annum.

                  On January 30 2002, Noesis N.V., one of our stockholders, invested $90,000 in a private placement of our Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible into shares of the Company's common stock at a conversion price of $0.25 per share and carries a stated dividend rate of 8% per annum.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  From time to time we have borrowed funds from Mr. van Kesteren, including:

                           - between July 2000 and December 2000, we borrowed an aggregate of $110,000 from him under two promissory notes, one of which bore interest at a rate of 12% per annum and the other at 5% per annum. These notes were converted into debt issued as part of a private placement of our debt in January 2000. The private placement debt accrues interest at 12% per annum and is convertible into shares of our Common Stock at the holder's option at a rate of $0.50 per share commencing on January 31, 2002.

                           - between February 2001 and July 2001, we borrowed an aggregate of $190,000 from him under promissory notes which bore interest of 12% per annum. These promissory notes were amended and restated on August 30, 2001 with new terms which included an interest rate of 8% per annum, and with one half of the principal payable upon the closing of any financing by us resulting in gross proceeds in excess of $2,000,000, and the balance of the principal together with accrued interest payable no later than August 30, 2003.

                           - in September 2001, we borrowed an aggregate of $25,000 from him under promissory notes which bore interest at a rate of 12% per annum and had a maturity date of December 22, 2001. These notes were converted into the Units sold in our private placement of Series B Convertible Preferred Stock in August 2001.

                           - in December 2002, we borrowed $50,000 from him under a promissory note bearing interest at a rate of 9% per annum, payable on March 31, 2003.

                  In conjunction with these various loans, we have granted Mr. van Kesteren warrants to purchase an aggregate of 70,700 shares of our Common Stock at exercise prices ranging from $.30 to $2.25 per share.

                  In July 2001, Noesis Capital, the Placement Agent for our 12% Convertible Notes, assigned $60,000 of accrued fees owed to it Cornelis Wit, a Director at the time. Mr. Wit converted that accrued expense into the Private Placement of our 12% Convertible Notes. The 12% Convertible Notes were subsequently converted on December 31, 2002 into shares of our Series C Convertible Preferred Stock.

                  The Company granted Randall G. Smith, Chairman of the Board and Chief Technology Officer, warrants to purchase 20,000 shares of our Common stock at an exercise price of $0.41 per share in connection with a pledge of real property he made in securing a loan made to the Company by Mr. van Kesteren in July 2001, in the amount of $100,000

                  On August 17, 2000, we borrowed $100,000 from Noesis N.V., one of our stockholders. One of our Directors, Mr. Wit, was President of Corporate Finance of Noesis Capital Corp., an affiliate of Noesis N.V., and remains a consultant to the firm. The promissory note bore interest rate at a rate of 8% per annum and had a maturity date of January 1, 2001. At our request, Noesis N.V. agreed to convert this promissory note into debt issued as part of a private placement of our debt in January 2001. The private placement debt accrues interest at 12% per annum and is convertible into shares of our Common Stock at the holder's option at a rate of $0.50 per share commencing on January 31, 2002.

                  During March 2002, the Company borrowed $2,341 from Randall Smith, the Company's Chairman and Chief Technology Officer. This amount was repaid without interest on April 12, 2002. In addition, the Company borrowed $6,000 from Mr. Smith on November 25, 2002 and this amount remained outstanding at December 31, 2002.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  During April 2002, the Company borrowed $1,500 from Ronald Linares, the Company's Chief Financial Officer. This amount was repaid without interest on May 1, 2002.

                  During December 2002, the Company borrowed $50,000 from Cornelis Wit, the Company's President and Chief Executive Officer and a Director. This amount was borrowed under a promissory note bearing interest at a rate of 9% per annum, payable on March 31, 2003.


NOTE 12:          POST-RETIREMENT EMPLOYEE BENEFITS

                  The Company does not have a policy to cover employees for any health care or other welfare benefits that are incurred after employment (post-retirement). Therefore, no provision is required under SFAS's 106 or 112.

NOTE 13:          STOCKHOLDERS' EQUITY (DEFICIT)

                  The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, par value $.001 per share, of which 5,000,000 shares have been designated as Series A Convertible Preferred Stock, 230,000 shares have been designated as Series B Convertible Preferred Stock and 747,500 shares have been designated as Series C Convertible Preferred Stock.

                  As of December 31, 2002 the Company had the following outstanding securities:

                  - 12,018,719 shares of Common Stock issued and outstanding;

                  - 17,748,428 warrants issued and outstanding to purchase shares of our common stock;

                  - 4,215,224 shares of our 5% Series A Convertible Preferred Stock issued and outstanding, and

                  - 200,000 shares of our 8% Series B Convertible Preferred Stock issued and outstanding

                  - 307,650 shares of our Series C Convertible Preferred Stock issued and outstanding

                  COMMON STOCK

                  Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our voting securities do not have cumulative voting rights and holders of a majority of our voting securities voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.

                  Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

                  PREFERRED STOCK

                  Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of preferred stock which ranks senior to our Common Stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our Common Stock to be effective while any shares of preferred stock are outstanding.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)

                  5% SERIES A CONVERTIBLE PREFERRED STOCK

                  In 1999, our Board of Directors designated 5,000,000 shares of our preferred stock as 5% Series A Convertible Preferred Stock ("Series A Preferred"). The Series A Preferred was created pursuant to a Certificate of Designations filed with the Delaware Secretary of State on July 19, 1999.

                  Between September 1999 and January 2000 the Company issued 4,263,500 shares of the Series A Preferred with net proceeds of $4,018,843.

                  The designations, rights and preferences of the Series A Preferred include:

                           -        the shares are not redeemable,

                           -        each share of Series A Preferred is
                                    convertible into shares of our Common Stock at any time at the option of the holder at a conversion price of $1.50 per share. The conversion price will be further adjusted for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share. The Series A Preferred Stockholders have waived their rights to an anti-dilution adjustment reducing their conversion price as a result of the issuance of the Series B Convertible Preferred Stock,

                           - the shares of Series A Preferred pay a dividend at a rate of 5% per annum, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of Common Stock valued at the conversion price of the Series A Preferred Stock. Dividends are cumulative,

                           - in the event of our liquidation or winding up, each share of Series A Preferred carries a liquidation preference equal to $1.00 per share,

                           - each share of Series A Preferred has full voting rights, share for share, with the then outstanding Common Stock on the basis of one vote for each share of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock.

                           - the holders of the Series A Preferred were granted certain demand and piggy-back registration rights covering the shares of our Common Stock issuable upon the conversion of the Series A Preferred into Common Stock of the Company.

                           - the holders of the 5% Series A Preferred are entitled to vote two of the five members of the Company's Board of Directors.

                  There were $0 and $412,789 of accrued and unpaid dividends on the Series A Preferred at December 31, 2002 and 2001, respectively. In addition, there was an arrearage of $84,958 on the Series A Preferred for undeclared dividends on December 31, 2002.

                  SERIES B CONVERTIBLE PREFERRED STOCK

                  In August 2001, our Board of Directors designated 200,000 shares of our preferred stock as Series B Convertible Preferred Stock ("Series B Preferred"). The Series B Preferred was created pursuant to a Certificate of Designations filed with the Delaware Secretary of State on August 31, 2001. A Corrected Certificate of Designations was filed on February 7, 2002 with the Delaware Secretary of State increasing the number of shares authorized as Series B Preferred to 230,000. During September 2001 the Company issued 200,000 shares of the Series B Preferred with net proceeds of $1,711,518.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  The designations, rights and preferences of the Series B Preferred include:

                           - the stated value of each share is $10.00 per share,

                           -        the shares are not redeemable,

                           -        each share of Series B Preferred is
                                    convertible into shares of our Common Stock at the option of the holder at any time commencing January 31, 2002 at the option of the holder at $0.25 per share, as adjusted, and the shares automatically convert into shares of our Common Stock at $0.25 per share at such time as we complete a public offering raising proceeds in excess of $25 million at an offering price of at least $0.75 per share. We may require all outstanding shares of the Series B Preferred to convert in the event the closing bid price of our Common Stock exceeds $0.50 for 20 consecutive trading days, and our Common Stock has been listed on The Nasdaq Stock Market or other comparable national stock exchange or the OTC Bulletin Board and a registration statement registering the shares of Common Stock issuable upon conversion of the Series B Preferred has been declared effective,

                           - The conversion price will be further adjusted for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share or market value of the Common Stock,

                           - the shares of Series B Preferred pay a dividend at a rate of 8% per annum, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of Common Stock valued at the conversion price of the Series B Preferred. Dividends are cumulative,

                           - each share of Series B Preferred will rank senior to our Series A Preferred and Pari Passu with our Series C Preferred Stock,

                           - in the event of our liquidation or winding up, each share of Series B Preferred carries a liquidation preference equal to $10.00 per share plus accrued and unpaid dividends, and

                           - the holders of the Series B Preferred are entitled to vote, together with the holders of our Common Stock, on the basis of one vote for each share of Common Stock issuable upon the conversion of the Series B Preferred,

                           - the holders of the Series B Preferred were granted certain registration rights covering the shares of our Common Stock issuable upon the conversion of the Series B Preferred,

                           - the holders of the Series B Preferred are entitled to vote one of the five members of the Company's Board of Directors.

                  There were arrearages of $211,256 and $51,256 on the Series B Preferred for undeclared dividends as of December 31, 2002 and 2001.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  SERIES C CONVERTIBLE PREFERRED STOCK

                  In March 2002, our Board of Directors designated 747,500 shares of our preferred stock as Series C Convertible Preferred Stock ("Series C Preferred"). The Series C Preferred was created pursuant to a Certificate of Designations filed with the Delaware Secretary of State on March 31, 2002. To date, the Company has issued 307,650 shares of the Series C Preferred Stock, including 161,500 shares issued in connection with the conversion of the Company's 12% Convertible Notes on December 31, 2002 and 10,000 shares issued pursuant to the conversion of $100,000 in accrued expenses owed to Noesis Capital, the Placement Agent for this private placement. Net proceeds were approximately $1,058,144. At December 31, 2002 the Company was still actively marketing the Series C Preferred Private Placement to accredited investors and anticipated closing the placement on or about February 28, 2003.

                  The designations, rights and preferences of the Series C Preferred include:

                           - the stated value of each share is $10.00 per share,

                           -        the shares are not redeemable,

                           -        each share of Series C Preferred is
                                    convertible at any time, at the option of the holder, into a number of shares of Common Stock determined by dividing the stated value per share of the Series C Preferred by $0.25, which is the Series C Conversion Price. The Series C Preferred will automatically convert into shares of our Common Stock upon a public offering of our securities raising gross proceeds in excess of $25,000,000 at a per share price greater than 2.5 times the Series C Conversion Price per share, as adjusted for any stock split, stock dividend, recapitalization, or other similar transaction. In addition, the Series C Preferred will automatically convert into shares of our Common Stock at the Series C Conversion Price at such time as the closing bid price for our Common Stock has traded at two times the then prevailing Series C Conversion Price for a period of 20 consecutive trading days, provided that (i) a public trading market exists for our Common Stock on a national securities exchange, the Nasdaq Stock Market, or the over the counter market; and (ii) the Conversion Shares have been registered for resale and are not subject to any lock-up and the number of shares of the Series C Preferred which can be converted in any 30-day period will be limited to the number of shares of Common Stock underlying the Series C Preferred equal to 10 times the average daily trading volume during the 20-day look-back period set forth above,

                           - The conversion price will be further adjusted for any stock splits, stock dividends, and corporate reorganizations, and certain other corporate transactions and issuances of securities at below the applicable conversion price per share or market value of the Common Stock,

                           - the shares of Series C Preferred pay a dividend at a rate of 8% per annum, payable when and as declared by the Board of Directors, or upon conversion or liquidation. At our option, dividends can be paid in cash or shares of Common Stock valued at the conversion price of the Series C Preferred. Dividends are cumulative,

                           - each share of Series C Preferred will rank pari passu with our Series B Convertible Preferred Stock and senior to our Series A Convertible Preferred Stock,

                           - in the event of our liquidation or winding up, each share of Series C Preferred Stock carries a liquidation preference equal to $10.00 per share plus accrued and unpaid dividends, and

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                           - the holders of the Series C Preferred are entitled to vote, together with the holders of our Common Stock, on the basis of one vote for each share of Common Stock issuable upon the conversion of the Series C Preferred,

                           - the holders of the Series C Preferred were granted certain registration rights covering the shares of our Common Stock issuable upon the conversion of the Series C Preferred Stock,

                           - the holders of the Series C Preferred are entitled to vote two of the seven members of the Company's Board of Directors.

                  There were arrearages of $56,805 and $-0- on the Series C Convertible Preferred Stock for undeclared dividends as of December 31, 2002 and 2001.

                  WARRANTS

                  We have issued and outstanding warrants to purchase a total of 17,748,428 shares of our Common Stock, including:

                           - warrants to purchase 2,359,832 shares of our 5% Series A Convertible Preferred Stock at an exercise price of $2.00 per share expiring in June 2003 which were issued by us in connection with the offering of the Series A Preferred Stock offering.

                           - warrants to purchase 8,000,000 shares of our Common Stock at an exercise price of $.25 per share expiring September 2006 which were issued by us in connection with the Series B Convertible Preferred Stock offering, which warrants contain a cashless exercise provision.

                           - warrants to purchase 1,235,596 shares of our Common Stock at exercise prices ranging from $.30 to $10.00 per share expiring periodically through July 2006 which were issued by us to various individuals for a variety of reasons including consulting services, advisory services, settlement of a long-term lease obligation, and in connection with the issuance of certain promissory notes.

                           - warrants to purchase 6,153,000 shares of our Common Stock at an exercise price of $.25 per share expiring May 2007 which were issued by us in connection with the Series C Convertible Preferred Stock offering, which warrants contain a cashless exercise provision.

                  PLACEMENT AGENT'S UNIT PURCHASE OPTION

                  Commonwealth Associates, L.P. acted as our placement agent in connection with the September 2001 private placement of units which included our Series B Convertible Preferred Stock. We issued Commonwealth Associates a seven year option to purchase
                  2.7 units, each unit consisting of 10,000 shares of Series B Convertible Preferred Stock and warrants to purchase 400,000 shares of Common Stock, exercisable at $100,000 per unit, as additional compensation.

                  ACCOUNTING FOR STOCK BASED COMPENSATION

                  The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123") and as permitted under SFAS 123 applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and related interpretations in accounting for stock-based compensation plans. If the Company had elected to adopt optional recognition provisions of SFAS 123 for its stock option plans, net loss and net loss per share would have been changed to the pro forma amounts indicated below:

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)         2002          2001
                  -----------------------------------------         ----          ----
                  Net loss available to common stockholders
                      As reported                                  $(5,266)     $(7,550)
                      Pro forma                                    $(5,343)     $(7,772)
                  Basic and diluted net loss per share
                      As reported                                  $ (0.63)     $ (0.98)
                      Pro forma                                    $ (0.64)     $ (1.00)

                  These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

                  The estimated fair value of each OmniComm option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

                                                                 2002              2001
                                                                 ----              ----
                  Risk-free interest rate                        5.00%             5.00%
                  Expected years until exercise                6 Years           6 Years
                  Expected stock volatility                     137.2%            150.0%
                  Dividend yield                                    0%                0%

                  STOCK OPTION PLAN

                  In 1998, the Company's Board of Directors approved the OmniComm Systems 1998 Stock Option Plan, (the "1998 Plan"). The 1998 Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Unit Awards and Performance Share Units. Pursuant to the 1998 Plan the Company may grant options to purchase up to 5,000,000 shares of the Company's common stock. The term of each option may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the Plan administrator.

                  The Company's share option activity and related information is summarized below:

                                                         YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,
                                                                  2002                       2001
                                                         ----------------------    ------------------------
                                                                       WEIGHTED                    WEIGHTED
                                                                        AVERAGE                    AVERAGE
                                                                       EXERCISE                    EXERCISE
                                                          OPTIONS        PRICE      OPTIONS          PRICE
                                                         --------      --------    --------        --------
                  Outstanding at beginning of period     3,584,039       $1.33     3,316,006         $2.28
                               Granted                     811,000       $0.25     2,089,500         $0.48
                               Exercised                       -0-       $0.00        20,000         $0.80
                               Cancelled                 1,610,000       $1.36     1,801,467         $2.09
                                                         ---------                 ---------         -----

                  Outstanding at end of period           2,785,039       $1.00     3,584,039         $1.33
                                                         =========       =====     =========         =====
                  Exercisable at end of period           2,761,705       $0.82     2,636,372         $1.47
                                                         =========       =====     =========         =====

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)


                  The following table summarizes information about stock options outstanding at December 31, 2002:

                                    OUTSTANDING                                EXERCISABLE
                            --------------------------                   ----------------------
                                            WEIGHTED
                                            AVERAGE
                                            REMAINING       WEIGHTED                   WEIGHTED
                                            YEARS OF        AVERAGE                    AVERAGE
            RANGE OF        NUMBER OF      CONTRACTUAL      EXERCISE     NUMBER OF     EXERCISE
         EXERCISE PRICES     OPTIONS          LIFE           PRICE        OPTIONS       PRICE
         ---------------    ---------      -----------      --------     ---------     --------
         $0.25 - $0.47      1,662,500         4.99           $0.34       1,652,500       $0.34
         $0.50 - $0.80        392,000         7.10           $0.54         378,666       $0.54
         $1.00 - $2.75        730,539         3.26           $1.74         730,539       $1.74

                  OTHER STOCK BASED COMPENSATION

                  During 2001, the Company issued an aggregate of 126,340 shares of common stock to employees and advisors with a fair market value of $97,858 for services rendered under employment and consulting agreements.

                  During 2001, the Company issued 50,000 warrants to advisors as compensation for services to be rendered over periods ranging from 3 to 5 years. The Company valued the warrants in accordance with SFAS 123 utilizing the Black-Scholes Model. The Company recorded $95,689 in deferred compensation and is amortizing the amounts over the expected life of the consulting services to be rendered. The Company recognized non-cash compensation expense totaling $17,571 during the year ended December 31, 2002 in connection with the warrant grants.

                  During 2002, the Company issued an aggregate of 113,100 shares of restricted common stock to employees including three of its officers. The stock issued had a fair market value of $22,288 and was issued for employment services rendered in lieu of cash payments.

NOTE 14:          OMNITRIAL, B.V. BANKRUPTCY

                  On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee. The Company claimed that certain assets in the possession of OmniTrial were paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee rejected that claim and told the Company that as part of the OmniTrial bankruptcy estate the assets would be sold to diminish any deficiency of the estate. On July 5, 2001 the Company signed a settlement agreement providing for the return of the assets to the Company in exchange for a payment of $10,000.

NOTE 15:          INCOME TAXES

                  Income taxes are accrued at statutory US and state income tax rates. Income tax expense is as follows:

                                                                      12/31/02          12/31/01
                                                                    ------------      -----------
                  Current tax expense (benefit):
                     Income tax at statutory rates                  $        -0-      $       -0-
                                                                    ============      ===========
                  Deferred tax expense (benefit):
                     Amortization of goodwill and covenant                   -0-          (59,396)
                     Operating loss carryforward                      (1,291,463)      (1,121,779)
                                                                    ------------      -----------
                                                                      (1,291,463)      (1,181,175)
                                                                    ------------
                  Valuation allowance                                  1,291,463        1,181,175
                                                                    ------------      -----------
                  Total tax expense (benefit)                       $        -0-      $       -0-
                                                                    ============      ===========

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                                   (CONTINUED)

                  The tax effects of significant temporary differences, which comprise the deferred tax assets, are as follows:

                                                               12/31/02         12/31/01
                                                             -----------      -----------
                  Deferred tax assets:
                  Amortization of intangibles                $   283,698      $   283,698
                  Operating loss carryforwards                 5,549,331        4,257,868
                                                             -----------      -----------
                            Gross deferred tax assets          5,833,029        4,541,566
                            Valuation allowance               (5,833,029)      (4,541,566)
                                                             -----------      -----------
                            Net deferred tax asset           $       -0-      $       -0-
                                                             ===========      ===========

                  The Company has net operating loss carryforwards (NOL) for income tax purposes of approximately $14,735,000. This loss is allowed to be offset against future income until the year 2021 when the NOL's will expire. Other timing differences relate to depreciation and amortization for the stock acquisition of Education Navigator in 1998. The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to the lack of operating history and the substantial losses incurred through 2002.

NOTE 16:          SUBSEQUENT EVENTS

                  The Company had a recorded liability of $433,288 at December 31, 2002 for federal employment taxes. The Company made payments of $221,530 on January 6, 2003, $123,730 on January 7, 2003 and $88,028 on March 3, 2003 that satisfied the liability.

                  The Company is currently in default on interest payments owed totaling $44,586 on 10% Convertible Notes. The terms of the notes provide a payment grace period of thirty days in which to make the required semi-annual interest payments. The Company has been in default since January 30, 2002.

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Management of OmniComm Systems, Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The financial statements, which begin on page 61 of Exhibit 99.3 have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by Management. The Company also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the financial statements.

The financial statements have been audited by the independent accounting firm, Greenberg & Company, CPA's, LLC, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board. The Company believes that all representations made to the independent auditors during their audit were valid and appropriate. Greenberg & Company's audit report is presented on page 29 of Exhibit 99.3.

INTERNAL CONTROL SYSTEM

The Company maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance to the Company's Management and Board of Directors regarding the preparation of reliable published financial statements. The system includes a documented organizational structure and division of responsibility, established policies and procedures including a code of conduct to foster a strong ethical climate, which are communicated throughout the Company, and the careful selection, training and development of our people. Our Chief Financial Officer monitors the operation of the internal control system and reports findings and recommendations to Management and the Board Directors, and corrective actions are taken to address control deficiencies and other opportunities for improving the system as they are identified. The Board, operating through its audit committee, which is composed entirely of directors who are not officers or employees of the Company, provides oversight to the financial reporting process.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control system can change with circumstances.

The Company assessed its internal control system as of December 31, 2002 in relation to criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, the Company believes that, as of December 31, 2002, its system of internal control over financial reporting met those criteria.


                                      OmniComm Systems, Inc.


                                      By:  /s/ Cornelis F. Wit
                                         ---------------------------------------
                                      Cornelis F. Wit
                                      President and Chief Executive Officer


                                      By:  /s/ Ronald T. Linares
                                         ---------------------------------------
                                      Ronald T. Linares
                                      Vice President and Chief Financial Officer

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors
OMNICOMM SYSTEMS, INC.
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of OMNICOMM SYSTEMS, INC. as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements presented above present fairly, in all material respects, the consolidated financial position of OMNICOMM SYSTEMS, INC. at December 31, 2002 and 2001, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 3 to the financial statements, the Corporation has incurred losses and negative cash flows from operations in recent years through December 31, 2002 and these conditions are expected to continue through 2003, raising substantial doubt about the Corporation's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GREENBERG & COMPANY LLC

Springfield, New Jersey
March 21, 2003